EXHIBIT 99.1

Teligent, Inc.

Non-Qualified Stock Option Grant Notice

1.	Name and Address of Participant:	Timothy Sawyer
		31 Emerson Road
		Larchmont, NY 10538

2.	Date of Option Grant:	February 4, 2020

3.	Maximum Number of Shares for which this Option is exercisable:	1,500,000

4.	Exercise (purchase) price per share:	$0.39

5.	Option Expiration Date:	February 4, 2030

6.	Vesting Start Date:	February 4, 2020

7.	Vesting Schedule: This Option shall become exercisable (and the Shares issued upon exercise shall be vested) as follows provided the Participant is an Employee of the Company or of an Affiliate on the applicable vesting date (subject to accelerated vesting in certain circumstances as described in the attached Stock Option Agreement):

25% per year on each anniversary of the Date of Option Grant

The foregoing rights are cumulative and are subject to the other terms and conditions of this Agreement.

The Company and the Participant acknowledge receipt of this Stock Option Grant Notice and agree to the terms of the Stock Option Agreement attached hereto, and the terms of this Option Grant as set forth above.

TELIGENT,INC.

By:	/s/ James C. Gale
Name:	James C. Gale
Title:	Chairman of the Board

/s/ Timothy Sawyer
Participant:

TELIGENT, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

AGREEMENT made as of the date of grant set forth in the Stock Option Grant Notice by and between Teligent, Inc. (the “Company”), a Delaware corporation, and the individual whose name appears on the Stock Option Grant Notice (the “Participant”).

WHEREAS, the Company desires to grant to the Participant an Option to purchase shares of its common stock, $0.01 par value per share (the “Shares”) as an inducement material to the Participant’s entering into employment as Chief Executive Officer of the Company, effective February 4, 2020 (the “Vesting Start Date”), in accordance with the terms of an employment agreement with the Company dated February 4, 2020 (the “Employment Agreement”); and

WHEREAS, the Company and the Participant each intend that the Option granted herein shall be a non-qualified stock option.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.            DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Agreement, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Board of Directors means the Board of Directors of the Company.

Cause shall have the meaning set forth in the Employment Agreement.

Change in Control means:

(i)            the acquisition by any person, entity or “group” (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended from time to time), through one transaction or a series of transactions of more than 50% of the combined voting power of the then outstanding voting securities of the Company;

(ii)            the merger or consolidation of the Company as a result of which persons who were stockholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, 50% or more of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;

(iii)            the stockholders of the Company approve the liquidation or dissolution of the Company (other than a liquidation or dissolution occurring upon a merger or consolidation thereof or as a result of the Company’s filing for liquidation under the United States Bankruptcy Code); or

(iv)            the sale, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons or entities who are not, immediately prior to such sale, transfer or other disposition, stockholders of the Company.

Code means the United States Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act.

Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

Director means any member of the Board of Directors.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate).

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value of a Share of common stock means:

If the common stock is listed on a national securities exchange or traded in the over the counter market and sales prices are regularly reported for the common stock, the closing or, if not applicable, the last price of the common stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

If the common stock is not traded on a national securities exchange but is traded on the over the counter market, if sales prices are not regularly reported for the common stock for the trading day referred to in clause (1), and if bid and asked prices for the common stock are regularly reported, the mean between the bid and the asked price for the common stock at the close of trading in the over-the-counter market for the trading day on which common stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

If the common stock is neither listed on a national securities exchange nor traded in the over the counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.

Good Reason shall have the meaning set forth in the Employment Agreement.

Non Qualified Option means an option which is not intended to qualify as an incentive stock option under Section 422 of the Code.

Option means a Non Qualified Option granted as an inducement award under NASDAQ Listing Rule 5635(c)(4).

Securities Act means the Securities Act of 1933, as amended.

Survivor means the deceased Participant’s legal representatives and/or any person or persons who acquire the Option by will or by the laws of descent and distribution.

2.            GRANT OF OPTION.

The Company hereby grants to the Participant the right and option to purchase all or any part of an aggregate of the number of Shares set forth in the Stock Option Grant Notice, on the terms and conditions and subject to all the limitations set forth herein and under United States securities and tax laws.

3.            EXERCISE PRICE.

The exercise price of the Shares covered by the Option shall be the amount per Share set forth in the Stock Option Grant Notice, subject to adjustment, as provided in Section 10, in the event of a stock split, reverse stock split or other events affecting the holders of Shares after the date hereof (the “Exercise Price”). Payment shall be made in accordance with Section 6 of this Agreement.

4.            EXERCISABILITY OF OPTION.

Subject to the terms and conditions set forth in this Agreement, the Option granted hereby shall become vested and exercisable as set forth in the Stock Option Grant Notice and is subject to the other terms and conditions of this Agreement. In addition to the schedule upon which the Option shall become vested and exercisable as set forth in the Stock Option Grant Notice, if the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, then (i) the number of Shares subject to the Option, multiplied by (ii) a fraction, the numerator of which is the number of days from the Vesting Start Date to the date Participant’s employment is terminated and the denominator of which is 1,460, shall become vested and exercisable as of the date of such termination. In addition, immediately prior to a Change in Control, the Option will become immediately vested and exercisable in full.

5.            TERM OF OPTION.

This Option shall terminate on the Option Expiration Date as specified in the Stock Option Grant Notice, but shall be subject to earlier termination as provided herein.

If the Participant ceases to be an Employee of the Company or of an Affiliate for any reason other than the death or Disability of the Participant, or termination of the Participant for Cause (the “Termination Date”), the Option to the extent then vested and exercisable pursuant to Section 4 hereof (including any accelerated vested under Section 4) as of the Termination Date, and not previously terminated in accordance with this Agreement, may be exercised within three months after the Termination Date, or on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice, whichever is earlier, but may not be exercised thereafter except as set forth below. In such event, the unvested portion of the Option shall not be exercisable and shall expire and be cancelled on the Termination Date.

Notwithstanding the foregoing, in the event of the Participant’s Disability or death within three months after the Termination Date, the Participant or the Participant’s Survivors may exercise the Option within one year after the Termination Date, but in no event after the Option Expiration Date as specified in the Stock Option Grant Notice.

In the event the Participant’s service is terminated by the Company or an Affiliate for Cause, the Participant’s right to exercise any unexercised portion of this Option even if vested shall cease immediately as of the time the Participant is notified his or her service is terminated for Cause, and this Option shall thereupon terminate. Notwithstanding anything herein to the contrary, if subsequent to the Participant’s termination, but prior to the exercise of the Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then the Participant shall immediately cease to have any right to exercise the Option and this Option shall thereupon terminate.

In the event of the Disability of the Participant, the Option shall be exercisable within one year after the Participant’s termination of due to Disability or, if earlier, on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice. In such event, the Option shall be exercisable:

(a)	to the extent that the Option has become exercisable but has not been exercised as of the date of the Participant’s termination of service due to Disability; and

(b)	in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant’s termination of service due to Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.

In the event of the death of the Participant while an Employee of the Company or of an Affiliate, the Option shall be exercisable by the Participant’s Survivors within one year after the date of death of the Participant or, if earlier, on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice. In such event, the Option shall be exercisable:

(x)	to the extent that the Option has become exercisable but has not been exercised as of the date of death; and

(y)	in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.

6.            METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company or its designee, in substantially the form of Exhibit A attached hereto (or in such other form acceptable to the Company, which may include electronic notice). Such notice shall state the number of Shares with respect to which the Option is being exercised and shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Company). Payment of the Exercise Price for such Shares shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value (as defined below) equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised; (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised; or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator; or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above; or (f) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. The Company shall deliver such Shares as soon as practicable after the notice shall be received, provided, however, that the Company may delay issuance of such Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws). The Shares as to which the Option shall have been so exercised shall be registered in the Company’s share register in the name of the person so exercising the Option (or, if the Option shall be exercised by the Participant and if the Participant shall so request in the notice exercising the Option, shall be registered in the Company’s share register in the name of the Participant and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person exercising the Option. In the event the Option shall be exercised, pursuant to Section 5 hereof, by any person other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

7.           PARTIAL EXERCISE.

Exercise of this Option to the extent above stated may be made in part at any time and from time to time within the above limits, except that no fractional share shall be issued pursuant to this Option.

8.           NON ASSIGNABILITY.

The Option shall not be transferable by the Participant otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder. Except as provided above in this paragraph, the Option shall be exercisable, during the Participant’s lifetime, only by the Participant (or, in the event of legal incapacity or incompetency, by the Participant’s guardian or representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 8, or the levy of any attachment or similar process upon the Option shall be null and void.

9.           NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.

The Participant shall have no rights as a stockholder with respect to Shares subject to this Agreement until registration of the Shares in the Company’s share register in the name of the Participant. Except as is expressly provided in Section 10 of this Agreement with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of such registration.

10.         ADJUSTMENTS.

Upon the occurrence of any of the following events, the Participant’s rights with respect to the Option shall be adjusted as hereinafter provided.

(a)	Stock Dividends and Stock Splits. If (i) the Shares shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any Shares as a stock dividend on its outstanding Shares, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares, the Option and the number of Shares deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise price per share, to reflect such events.

(b)	Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a single entity other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to the unexercised portion of the Option, either (i) make appropriate provision for the continuation of the Option by substituting on an equitable basis for the Shares then subject to the Option either the consideration payable with respect to the outstanding Shares in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participant, provide that the Option must be exercised (to the extent then exercisable, within a specified number of days of the date of such notice, at the end of which period the Option shall terminate); or (iii) terminate the Option in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to the holder of the number of Shares into which the Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subclause) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors.

(c)	Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding Shares, the Participant upon exercising the Option after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if the Option had been exercised prior to such recapitalization or reorganization.

(d)	Modification of Options. Notwithstanding the foregoing, any adjustments made pursuant to Subsection (a), (b) or (c) above shall be made only after the Administrator determines whether such adjustments would cause any adverse tax consequences, including, but not limited to, pursuant to Section 409A of the Code. If the Administrator determines that such adjustments would constitute a modification of the Option or other adverse tax consequence to the Participant, it may refrain from making such adjustments, unless the Participant specifically agrees in writing that such adjustment be.

(e)	Dissolution or Liquidation of the Company. Upon the dissolution or liquidation of the Company, the Option will terminate and become null and void; provided, however, that if the rights of the Participant or the Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise the Option to the extent that the Option is exercisable as of the date immediately prior to such dissolution or liquidation.

11.         TAXES.

The Participant acknowledges and agrees that (i) any income or other taxes due from the Participant with respect to this Option or the Shares issuable pursuant to this Option shall be the Participant’s responsibility; (ii) the Participant was free to use professional advisors of his or her choice in connection with this Agreement, has received advice from his or her professional advisors in connection with this Agreement, understands its meaning and import, and is entering into this Agreement freely and without coercion or duress; (iii) the Participant has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of the Option, the Shares or other matters contemplated by this Agreement; and (iv) neither the Administrator, the Company, its Affiliates, nor any of its officers or directors, shall be held liable for any applicable costs, taxes, or penalties associated with the Option if, in fact, the Internal Revenue Service were to determine that the Option constitutes deferred compensation under Section 409A of the Code.

The Participant agrees that the Company may withhold from the Participant’s remuneration, if any, the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in such person’s gross income. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration, or in kind from the Shares otherwise deliverable to the Participant on exercise of the Option. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the Company’s income tax withholding obligation, the Participant will reimburse the Company on demand, in cash, for the amount under-withheld.

12.         PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue the Shares covered by such exercise unless the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act and until the following conditions have been fulfilled:

(a)	The person(s) who exercise the Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon any certificate(s) evidencing the Shares issued pursuant to such exercise:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws;” and

(b)	If the Company so requires, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the Securities Act without registration thereunder. Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue sky” laws).

13.         RESTRICTIONS ON TRANSFER OF SHARES.

(a)	The Participant agrees that in the event the Company proposes to offer for sale to the public any of its equity securities and such Participant is requested by the Company and any underwriter engaged by the Company in connection with such offering to sign an agreement restricting the sale or other transfer of Shares, then it will promptly sign such agreement and will not transfer, whether in privately negotiated transactions or to the public in open market transactions or otherwise, any Shares or other securities of the Company held by the Participant during such period as is determined by the Company and the underwriters, not to exceed 180 days following the closing of the offering, plus such additional period of time as may be required to comply with FINRA rules or similar rules thereto promulgated by another regulatory authority (such period, the “Lock-Up Period”). Such agreement shall be in writing and in form and substance reasonably satisfactory to the Company and such underwriter and pursuant to customary and prevailing terms and conditions. Whether or not the Participant has signed such an agreement, the Company may impose stop-transfer instructions with respect to the Shares or other securities of the Company subject to the foregoing restrictions until the end of the Lock-Up Period.

(b)	The Participant acknowledges and agrees that neither the Company, its stockholders nor its directors and officers, has any duty or obligation to disclose to the Participant any material information regarding the business of the Company or affecting the value of the Shares before, at the time of, or following a termination of the service of the Participant by the Company, including, without limitation, any information concerning plans for the Company to make a public offering of its securities or to be acquired by or merged with or into another firm or entity.

14.         NO OBLIGATION TO MAINTAIN RELATIONSHIP.

The Participant acknowledges that: (i) the Company is not by this Agreement obligated to continue the Participant as an employee of the Company or an Affiliate; (ii) the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iii) all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company; (iv) the value of the Option is an extraordinary item of compensation which is outside the scope of the Participant’s employment or consulting contract, if any; and (v) the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

15.         NOTICES.

Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Teligent, Inc.

105 Lincoln Avenue

Buena, New Jersey 08310

If to the Participant at the address set forth on the Stock Option Grant Notice.

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

16.         GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Delaware and agree that such litigation shall be conducted in the state courts of Delaware or the federal courts of the United States for the District of Delaware.

17.         BENEFIT OF AGREEMENT.

Subject to the provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

18.         ENTIRE AGREEMENT.

This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof (with the exception of acceleration of vesting provisions contained in any other agreement with the Company). No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement.

19.         MODIFICATIONS AND AMENDMENTS.

The terms and provisions of this Agreement may be modified or amended by the Administrator; provided, however, the Administrator not take any action that is considered a direct or indirect “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Shares are listed, including any other action that is treated as a repricing under generally accepted accounting principles. Any modification or amendment of this Agreement shall not, without the consent of the Participant, adversely affect the Participant’s rights under this Agreement. .

20.         WAIVERS AND CONSENTS.

The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

21.         DATA PRIVACY.

By entering into this Agreement, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate facilitating the grant of options under this Agreement, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of options; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

Exhibit A

NOTICE OF EXERCISE OF STOCK OPTION

[Form for Shares registered in the United States]

To:	TELIGENT, INC.

IMPORTANT NOTICE: This form of Notice of Exercise may only be used at such time as the Company has filed a Registration Statement with the Securities and Exchange Commission under which the issuance of the Shares for which this exercise is being made is registered and such Registration Statement remains effective.

Ladies and Gentlemen:

I hereby exercise my Stock Option to purchase _________ shares (the “Shares”) of the common stock, $0.01 par value, of Teligent, Inc. (the “Company”), at the exercise price of $________ per share, pursuant to and subject to the terms of that Stock Option Grant Notice dated _______________.

I understand the nature of the investment I am making and the financial risks thereof. I am aware that it is my responsibility to have consulted with competent tax and legal advisors about the relevant national, state and local income tax and securities laws affecting the exercise of the Option and the purchase and subsequent sale of the Shares.

I am paying the option exercise price for the Shares as follows:

____________________________________________

Please issue the Shares (check one):

☐ to me; or

☐ to me and ____________________________, as joint tenants with right of survivorship,

at the following address:

My mailing address for stockholder communications, if different from the address listed above, is:

Very truly yours,

Participant (signature)

Print Name

Date